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                                                                    EXHIBIT 99.1

For Immediate Release
August 4, 2003
                                                   Contact: John F. Schoenfelder
                                                                  (877) 219-1001

                   DVI SEEKING TO ADDRESS LIQUIDITY CONTRAINTS
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JAMISON, PENNSYLVANIA, AUGUST 4, 2003 - DVI, Inc. (NYSE: DVI) announced today that neither it nor any of its wholly-owned subsidiaries has any remaining availability under its or their various credit facilities. Defaults exist under a number of these facilities, some of which entitle the applicable debtholders to accelerate the respective indebtedness owed under some of the facilities. DVI is discussing waivers or grants of forbearance with these lenders, while at the same time seeking to address its near-term liquidity requirements through new short-term borrowings or asset sales.

DVI is actively pursuing various alternatives in order to address its situation. These alternatives include recapitalization, sale of its entire business or some or all of its assets, and a Chapter 11 bankruptcy filing.

The failure of DVI to obtain additional funding or resolve any existing or future defaults with respect to its bank lending facilities and other debt or the commencement of bankruptcy proceedings could have a serious adverse effect on DVI's business and on the value of DVI's debt and equity securities.

DVI is an independent specialty finance company for healthcare providers worldwide with $2.8 billion of managed assets. DVI extends loans and leases to finance the purchase of diagnostic imaging and other therapeutic medical equipment directly and through vendor programs throughout the world. DVI also offers lines of credit for working capital backed by healthcare receivables in the United States. Additional information is available at www.dvi-inc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995.

Any statements contained in this press release, which are not historical facts, are forward-looking statements. Such statements are based upon many important factors, which may be outside the DVI's control, causing actual results to differ materially from those suggested. Such factors include, but are not limited to, legislative and regulatory changes in general, including such changes affecting the healthcare industry, demand for DVI's services, market interest rates, pricing, market condition in the markets in which we operate, the effect of economic conditions, litigation, competition from institutions offering similar products and services, our access to funding on acceptable terms, the ability to complete financing transactions, and other risks identified in DVI's filings with the Securities and Exchange Commission.